                            SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                            Commission Only (as permitted by
                                            Rule 14a-6(e)(2))
[x] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                                 Seitel, Inc.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


- -------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
    or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    ---------------------------------------------------------------------------


    (2) Aggregate number of securities to which transaction applies:

    ----------------------------------------------------------------------------


    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    ----------------------------------------------------------------------------



    (4) Proposed maximum aggregate value of transaction:

    ---------------------------------------------------------------------------


    (5) Total fee paid:

    ---------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement No.:

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    (3) Filing Party:

    ---------------------------------------------------------------------------


    (4) Date Filed:

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Notes:

                                 SEITEL, INC.

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                              TO BE HELD THURSDAY

                                 JULY 25, 1996

To Our Stockholders:

  You are cordially invited to attend the Annual Meeting of Stockholders of Seitel, Inc. (the "Company") to be held on Thursday, July 25, 1996, at 10:00 a.m. at the Company's Headquarters, 50 Briar Hollow Lane, 7th Floor West, Houston, Texas 77027, for the following purposes:

  1. To elect nine directors to serve until the 1997 Annual Meeting;

  2. To approve certain amendments to the Seitel, Inc. 1993 Incentive Stock Option Plan;

  3. To approve the Seitel, Inc. Non-Employee Directors' Deferred
     Compensation Plan;

  4. To approve the appointment of Arthur Andersen LLP as independent certified public accountants for the Company for the year ending December 31, 1996; and

  5. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

  Only stockholders of record at the close of business on May 27, 1996, will be entitled to notice of and to vote at the meeting.

  Please sign, date and mail the enclosed proxy in the enclosed envelope, which requires no postage if mailed in the United States, so that your shares will be represented at the meeting.

                                          By Order of the Board of Directors,

                                          Debra D. Valice
                                          Corporate Secretary

June 14, 1996
Houston, Texas

                                 SEITEL, INC.
                     50 BRIAR HOLLOW LANE, 7TH FLOOR WEST
                               HOUSTON, TX 77027

                           -------------------------

                                PROXY STATEMENT

                           -------------------------

  The accompanying proxy is solicited on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on Thursday, July 25, 1996, and at any adjournment of the meeting. The proxy may be revoked at any time before it is exercised by notice, in writing, to the Secretary of the Company, or by a later dated proxy delivered to the Secretary of the Company at any time before the voting, or by appearing at the meeting and voting in person. The proxy, when properly executed and returned, will be voted in accordance with the instructions contained therein. A proxy received by management which does not withhold authority to vote or on which no specifications have been indicated will be voted (i) in favor of the nominees for members of the Board of Directors of the Company named in item 1 of the proxy, (ii) for approval of the amendments to the Seitel, Inc. 1993 Incentive Stock Option Plan, (iii) in favor of the adoption of the Seitel, Inc. Non-Employee Directors' Deferred Compensation Plan, and (iv) for approval of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 1996.

  The Board of Directors has fixed the close of business on May 27, 1996, as the record date for the meeting. On that date, the Company had outstanding 9,707,736 shares of Common Stock. Only stockholders of record at the close of business on that date will be entitled to vote at the meeting or at any adjournment of the meeting. Each such stockholder will be entitled to one vote for each share held and may vote in person or by proxy authorized in writing.

  The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum. The election of directors will require the favorable vote of the holders of a plurality of the shares of Common Stock present, in person or by proxy, at the Annual Meeting and entitled to vote thereon. Approval of the amendments to the Seitel, Inc. 1993 Incentive Stock Option Plan, of the Seitel, Inc. Non-Employee Directors' Deferred Compensation Plan, and of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 1996, will require the favorable vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, at the Annual Meeting and entitled to vote thereon. Under Delaware law and the Company's Certificate of Incorporation and Bylaws, abstentions and broker non-votes have no effect on the election of directors since directors are elected by a plurality vote. With respect to the other proposals to be decided at the meeting, abstentions are counted as a vote against a proposal, and broker non-votes (and other limited proxies), although considered present for quorum purposes, are not considered part of the voting power present at the meeting with respect to that proposal. Thus, broker non-votes have the effect of reducing the number of shares voted in favor of such proposal (but not the percentage) that is required to approve the proposal.

  The principal executive offices of the Company are at 50 Briar Hollow Lane, 7th Floor West, Houston, Texas 77027. The proxy statement and form of proxy are being sent to stockholders on or about June 18, 1996.

                             ELECTION OF DIRECTORS

  At the meeting, nine directors are to be elected to serve until the next Annual Meeting of Stockholders or until their successors are elected and qualified. The persons named in the enclosed form of proxy have advised that, unless contrary instructions are received, they intend to vote for the nine nominees named by the Board of Directors of the Company and listed below. If, by reason of death or other unexpected occurrence, one or more of these nominees is not available for election, the persons named in the form of proxy have advised that they will vote for such substitute nominees as the Board of Directors of the Company may propose.

                                                                                            DIRECTOR
          NAME           AGE                  POSITION(S) WITH THE COMPANY                   SINCE
          ----           ---                  ----------------------------                  --------
Herbert M. Pearlman.....  63 Chairman of the Board of Directors                               1982
Paul A. Frame...........  49 Chief Executive Officer, President and Director                  1986
Horace A. Calvert.......  42 Chief Operating Officer, Executive Vice President and Director   1987
David S. Lawi...........  60 Chairman of the Executive Committee and Director                 1982
Walter M. Craig, Jr. ...  42 Director                                                         1987
William Lerner..........  62 Director                                                         1985
William L. Lurie........  65 Director                                                         1995
John E. Stieglitz.......  65 Director                                                         1989
Debra D. Valice.........  39 Chief Financial Officer, Senior Vice President of Finance,       1995
                              Treasurer, Corporate Secretary and Director

  Herbert M. Pearlman has been Chairman of the Company's Board of Directors since 1987 and served as Chief Executive Officer from 1987 through July 1992. He has served as President, Chief Executive Officer and a Director of Helm Resources, Inc. ("Helm"), an American Stock Exchange listed company with equity interests in diverse businesses, since 1980, and in June 1984, he became Helm's Chairman of the Board. Since March 1984, Mr. Pearlman has been Chairman of Intersystems, Inc. ("Intersystems"), an American Stock Exchange listed company engaged in providing services to the thermoplastic resins industry, approximately 25% of the outstanding stock of which is owned by Helm. Since June 1990, Mr. Pearlman has served as Chairman of Unapix Entertainment, Inc. ("Unapix Entertainment"), a NASDAQ listed company engaged in multi-media entertainment. Since August 1994, he has served as Chairman of the Board of ABC Dispensing Technologies, Inc. ("ABC Dispensing"), a NASDAQ listed company engaged in marketing and manufacture of computerized dispensing equipment.

  Paul A. Frame has been Chief Executive Officer of the Company since July 1992 and President since January 1987. He was appointed President of Seitel Data, Ltd., the Company's seismic data subsidiary, and of Seitel Delaware, Inc., a wholly-owned subsidiary of the Company which is the general partner of Seitel Data, Ltd., in May 1996. Mr. Frame was Executive Vice President of the Company from January 1985 until his appointment as President. He was hired by the Company in August 1984 as Vice President of Marketing.

  Horace A. Calvert has been Chief Operating Officer of the Company since July 1992 and Executive Vice President since January 1987. In March 1993, Mr. Calvert was appointed President of DDD Energy, Inc., a wholly-owned subsidiary of the Company engaged in the exploration and development of oil and gas reserves. From January 1985 until his appointment as Vice President in May 1986, he was the Company's Chief Geophysicist.

  David S. Lawi has been Chairman of the Company's Executive Committee since March 1987. He also was Assistant Secretary of the Company from May 1986 until June 1987 and from June 1989 until July 1993. Mr. Lawi has been Treasurer, Corporate Secretary and a Director of Helm since 1980, and he was its Executive Vice President from 1980 through 1992. Since March 1984, Mr. Lawi has been a Director of Intersystems and, since 1985, he has been Chairman of Intersystems' Executive Committee. Since June 1990, Mr. Lawi has been a Director of Unapix Entertainment and, since January 1993, Chairman of its Executive Committee, its Treasurer and Secretary.

  Walter M. Craig, Jr. has provided legal and business advice to the Company, from time to time, since 1984. Since 1993, he has been President of the Mezzanine Financial Fund, L.P., a limited partnership engaged in making asset based loans available to small and mid-market companies. He has served as Executive Vice President and Chief Operating Officer of Helm since August 1992. From 1984 to 1992, he was Senior Vice President of Business and Legal Affairs of Helm. Since April 1993, Mr. Craig has been a Director of Unapix Entertainment.

  William Lerner is Chairman of the Company's Audit Committee and a member of the Company's Compensation and Stock Option Committee. Since January 1990, Mr. Lerner has been engaged in the private practice of law. From May 1990 until December 1990, he was General Counsel to Hon Development Company, a California real estate development company. From June 1986 until December 1989, Mr. Lerner was Vice President and General Counsel of The Geneva Companies, Inc., a financial services company engaged in counseling privately owned middle-market companies. Since 1985, he has been a Director of Helm. Mr. Lerner is also a Director of Rent-Way, Inc., a NASDAQ listed company headquartered in Pennsylvania that operates a chain of rental-purchase stores; of Co-Counsel, Inc., a NASDAQ listed company headquartered in Texas that provides temporary lawyers and paralegals to law departments of large companies and law firms; and of Micros-to-Mainframes, Inc., a NASDAQ listed company headquartered in New York that is a single-source provider of advanced computer technology solutions, communications products, and Internet development services.

  William L. Lurie was elected as a director of the Company in November 1995. He has been Co-Chairman of The Foundation for the Prevention & Early Resolution of Conflicts since April 1996. He was President of Prevention and Early Resolution of Conflicts, a consulting firm, from 1994 until April 1996. Mr. Lurie has been a Director of Minerals Technologies, Inc. since 1993 and a member of its Compensation Committee. He was Executive Consultant to the Chairman of The Business Roundtable from 1993 to 1994 and President of The Business Roundtable from 1984 to 1993. Prior to that time, Mr. Lurie was Vice President-General Counsel of International Paper Company. He has been a Director of Co-Counsel, Inc. since May 1995, and of Intersystems since November 1995.

  John E. Stieglitz is Chairman of the Company's Compensation and Stock Option Committee and a member of the Company's Audit Committee. Since 1976, he has been President of Conspectus, Inc., a privately held company engaged in providing services in the area of executive recruitment. Mr. Stieglitz is also a Director of Helm, Intersystems and ABC Dispensing.

  Debra D. Valice, CPA, is the Company's Chief Financial Officer, Senior Vice President of Finance, Treasurer and Corporate Secretary. From March 1986 until February 1987, she was the Company's Chief Accounting Officer. Ms. Valice was elected as a director of the Company in November 1995.

                              EXECUTIVE OFFICERS

  All of the Company's executive officers are also directors. Officers serve at the discretion of the Board.

           BOARD OF DIRECTORS, COMMITTEES AND ATTENDANCE AT MEETINGS

  During 1995, the Company's Board of Directors held three meetings. All of the directors of the Company attended at least 75% of the total number of meetings of the Board of Directors and of meetings held by all committees of the Board on which he served during 1995, except for Messrs. Rives (who resigned as director in November 1995) and Craig. Messrs. Rives and Craig attended two of the Board's three meetings held during 1995 and were not members of any committees during 1995.

  The Board of Directors has a standing Audit Committee, Compensation and Stock Option Committee, and Executive Committee. The Board of Directors does not have a Nominating Committee.

  During 1995, the Audit Committee was comprised of Messrs. Stieglitz and Lerner. The Audit Committee held one meeting during 1995. The functions of the Audit Committee are to select the independent public accountants of the Company, to review with them the Company's financial statements, to review the Company's financial systems and controls and to oversee other matters relating to the integrity of the Company's finances and financial statements as the Committee may consider appropriate.

  During 1995, Messrs. Pearlman, Frame, Calvert and Lawi acted as the Executive Committee. The function of the Executive Committee is to act on an interim basis for the full Board. The Executive Committee did not meet officially separately from the entire Board of Directors during 1995.

  During 1995, the Compensation and Stock Option Committee ("Compensation Committee") was comprised of Messrs. Stieglitz and Lerner. The Compensation Committee reviews and recommends to the Board of Directors the compensation, promotion and employment agreements of officers of the Company, the terms of any proposed employee benefit arrangements, and the granting of awards under such arrangements. The Compensation Committee did not meet officially separately from the entire Board of Directors during 1995; however, it did authorize certain transactions through the execution of one unanimous written consent during 1995.

  James C. Rives, Jr., who resigned as a director of the Company in November 1995, failed to timely file two reports on Form 4, and thereby failed to report on a timely basis four transactions in Company stock. Mr. Rives filed the required Form 4 reporting transactions for the month of May 1995 in August 1995, and filed the required Form 4 reporting transactions for the month of June 1995 in October 1995.

                             BENEFICIAL OWNERSHIP

  The following table sets forth certain information regarding the beneficial ownership of the Common Stock, as of May 28, 1996, by (i) persons known to the Company to be beneficial owners of more than 5% of the Common Stock, (ii) each of the Company's directors who owns shares of the Common Stock, (iii) the Chief Executive Officer and each of the four other most highly compensated executive officers (collectively, the "named executive officers"), and (iv) all directors and executive officers of the Company as a group.

                                                        AMOUNT AND
                                                         NATURE OF
                                                        BENEFICIAL    PERCENTAGE
NAME AND ADDRESS OF BENEFICIAL OWNER                  OWNERSHIP(1)(2)  OF CLASS
- ------------------------------------                  --------------- ----------
Driehaus Capital Management, Inc.....................      831,900       8.6%
25 East Erie Street
Chicago, IL 60611
Horace A. Calvert....................................      535,976(3)    5.3%
50 Briar Hollow Lane
7th Floor West
Houston, TX 77027
Paul A. Frame, Jr. ..................................      517,378(4)    5.1%
50 Briar Hollow Lane
7th Floor West
Houston, TX 77027
Herbert M. Pearlman..................................      369,719(5)    3.7%
537 Steamboat Road
Greenwich, CT 06830
David S. Lawi........................................      254,576(6)    2.6%
537 Steamboat Road
Greenwich, CT 06830

                                                      AMOUNT AND
                                                       NATURE OF
                                                      BENEFICIAL     PERCENTAGE
NAME AND ADDRESS OF BENEFICIAL OWNER                OWNERSHIP(1)(2)   OF CLASS
- ------------------------------------                ---------------  ----------
Debra D. Valice....................................      150,173(7)      1.5%
50 Briar Hollow Lane
7th Floor West
Houston, TX 77027
Jesse R. Marion....................................       35,605(8)        *
327 Tynebridge
Houston, TX 77024
Walter M. Craig, Jr................................       30,981(9)        *
2 Bridge Avenue
Redbank, NJ 07701
William Lerner.....................................       10,585(10)       *
423 East Beau Street
Washington, PA 15301
John E. Stieglitz..................................        6,000(10)       *
Conspectus, Inc.
222 Purchase Street
Rye, NY 10580
William L. Lurie...................................        1,000           *
93 Taylor Lane
Harrison, NY 10528
All directors and executive officers as a group (9
 persons)..........................................    1,876,388(11)    17.0%

- --------
* Less than 1%

(1) Except as otherwise noted, each named holder has, to the best of the Company's knowledge, sole voting and investment power with respect to the shares indicated.

(2) Includes shares that may be acquired within 60 days by any of the named persons upon exercise of any right.

(3) Includes 23,002 and 355,023 shares which may be acquired from the Company within 60 days upon exercise of options and common stock purchase warrants, respectively. The exercise prices of the options range from $2.80 to $5.57 per share, and the exercise prices of the common stock purchase warrants range from $11.25 to $24.00 per share.

(4) Includes 21,719 and 345,399 shares which may be acquired from the Company within 60 days upon exercise of options and common stock purchase warrants, respectively. The exercise prices of the options range from $3.11 to $5.57 per share, and the exercise prices of the common stock purchase warrants range from $13.05 to $24.00 per share.

(5) Includes 245,291 shares which may be acquired from the Company within 60 days upon exercise of common stock purchase warrants. The exercise prices of the common stock purchase warrants range from $13.05 to $32.00 per share.

(6) Includes 202,863 shares which may be acquired from the Company within 60 days upon exercise of common stock purchase warrants. The exercise prices of the common stock purchase warrants range from $13.05 to $32.00 per share.

                                        (Footnotes continued on following page)

(7) Includes 10,471 and 83,512 shares which may be acquired from the Company within 60 days upon exercise of options and common stock purchase warrants, respectively. The exercise prices of the options range from $5.57 to $11.30 per share, and the exercise prices of the common stock purchase warrants range from $11.25 to $24.00 per share.

(8) Includes 13,333 and 10,577 shares which may be acquired from the Company within 60 days upon exercise of options and common stock purchase warrants, respectively. The exercise prices of the options range from $15.00 to $30.00 per share, and the exercise price of the common stock purchase warrants is $24.00 per share. Mr. Marion resigned as a director of the Company and as an officer of Seitel Delaware, Inc. and Seitel Data, Ltd. effective May 31, 1996.

(9) Includes 30,652 shares which may be acquired from the Company within 60 days upon exercise of common stock purchase warrants. The exercise prices of the common stock purchase warrants range from $30.13 to $32.00 per share.

(10) Includes 6,000 shares which may be acquired from the Company within 60 days upon exercise of options. The exercise prices of the options range from $30.00 to $30.50 per share.

(11) Includes an aggregate of 1,329,932 shares which may be acquired from the Company within 60 days upon exercise of 67,192 options and 1,262,740 common stock purchase warrants, respectively, by the group of nine persons which comprises all executive officers and directors. The exercise prices of the options range from $2.80 to $30.50 per share, and the exercise prices of the common stock purchase warrants range from $11.25 to $32.00 per share. The amount listed does not include shares owned by Jesse R. Marion.

                            ~EXECUTIVE COMPENSATION

  The following table sets forth certain summary information concerning the compensation awarded to, earned by or paid to the named executive officers for the years indicated.

                          SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                                                        COMPENSATION
                                                                       --------------
                                        ANNUAL COMPENSATION                AWARDS
                              ---------------------------------------- --------------
   NAME AND PRINCIPAL                                  OTHER ANNUAL    STOCK OPTIONS/    ALL OTHER
        POSITION         YEAR SALARY($) BONUS($)(1) COMPENSATION($)(2)    SARS(#)     COMPENSATION($)
   ------------------    ---- --------- ----------- ------------------ -------------- ---------------
Paul A. Frame........... 1995 $139,870   $806,094        $766,456          58,992         $41,358(3)
 Chief Executive Officer 1994 $136,193   $955,213        $684,006         292,728         $94,990
 and President           1993 $132,612   $422,034        $390,262         212,709         $60,945

Horace A. Calvert....... 1995 $139,870   $806,094        $766,456          80,806         $41,358(3)
 Chief Operating Officer 1994 $136,193   $955,213        $684,006         292,728         $94,990
 and Executive Vice      1993 $132,612   $449,576        $390,262         212,709         $60,945
 President

Herbert M. Pearlman..... 1995 $121,182   $815,712              --          99,949         $41,358(3)
 Chairman of the         1994 $115,569   $897,141              --         251,740         $94,990
 Board of Directors      1993 $112,861   $544,756              --         165,677         $60,945

David S. Lawi........... 1995 $ 58,823   $407,856              --          70,926         $41,358(3)
 Chairman of the         1994 $ 56,098   $448,570              --         166,884         $94,990
 Executive Committee     1993 $ 54,784   $272,378              --         123,249         $60,945

Jesse R. Marion......... 1995 $ 75,000   $  2,381        $707,722          25,000         $ 3,000(4)
 President of Seitel     1994 $ 75,000   $  6,620        $932,644          30,577         $ 3,000
 Delaware, Inc. and      1993 $ 40,000   $ 16,397        $630,122          10,000         $ 4,497
 Seitel Data, Ltd.(5)

- --------
(1) Includes bonuses based on the Company's pre-tax profits and, for each of Messrs. Frame and Calvert, bonuses based on the Company's stock performance of $316,667 in 1995.

(2) Includes commissions based on sales.

(3) Includes amounts paid pursuant to the program (the "Incentive Compensation Program") pursuant to which between 2 1/2% and 5% of the revenue generated annually by seismic creation programs that have fully recouped their direct costs is distributed to certain officers and key employees, and amounts contributed by the Company to its 401(k) Savings Plan (the "401(k) Plan") on behalf of such named executive officers as discretionary and matching contributions. Includes $36,738 contributed by the Company pursuant to its Incentive Compensation Program, and $4,620 contributed by the Company as 401(k) Plan matching contributions.

(4) Includes $3,000 contributed by the Company as 401(k) Plan matching contributions.

(5) Resigned effective May 31, 1996.

  The following table sets forth certain information with respect to options to purchase Common Stock granted during the year ended December 31, 1995 to each of the named executive officers.

                           OPTION/SAR GRANTS IN 1995

                                        INDIVIDUAL GRANTS
                         ------------------------------------------------
                                        PERCENT                                 POTENTIAL REALIZABLE VALUE
                          NUMBER OF     OF TOTAL                                AT ASSUMED ANNUAL RATES OF
                          SECURITIES  OPTIONS/SARS                               STOCK PRICE APPRECIATION
                          UNDERLYING   GRANTED TO   EXERCISE                        FOR OPTION TERM(4)
                         OPTIONS/SARS  EMPLOYEES     OR BASE   EXPIRATION ---------------------------------------
          NAME            GRANTED(#)    IN 1995    PRICE($/SH)    DATE    0 PERCENT($) 5 PERCENT($) 10 PERCENT($)
          ----           ------------ ------------ ----------- ---------- ------------ ------------ -------------
Paul A. Frame...........     1,285(1)     0.2        $ 4.13     12/18/96    $ 29,714     $ 32,935    $   36,297
                             1,285(1)     0.2        $ 4.13     12/18/97    $ 26,983     $ 30,382    $   33,959
                             6,422(1)     0.9        $ 3.11     04/08/97    $141,353     $152,386    $  163,701
                            50,000(2)     7.1        $25.13     11/29/05          --     $790,049    $2,002,139
Horace A. Calvert.......     1,027(1)     0.1        $ 2.80     01/27/96    $ 23,310     $ 24,619    $   25,929
                             1,541(1)     0.2        $ 4.13     12/18/96    $ 35,634     $ 39,497    $   43,528
                             9,624(1)     1.4        $11.25     02/27/96    $153,984     $167,097    $  180,209
                             1,027(1)     0.1        $ 2.80     01/27/97    $ 22,925     $ 24,432    $   25,959
                             1,541(1)     0.2        $ 4.13     12/18/97    $ 32,359     $ 36,434    $   40,724
                             6,422(1)     0.9        $ 3.11     04/08/97    $141,353     $152,386    $  163,701
                             9,624(1)     1.4        $11.25     02/27/97    $133,533     $148,797    $  164,363
                            50,000(2)     7.1        $25.13     11/29/05          --     $790,049    $2,002,139
Herbert M. Pearlman.....     9,949(1)     1.4        $11.25     02/27/96    $159,184     $172,740    $  186,295
                            40,000(3)     5.7        $32.00     12/10/97          --     $174,947    $  364,826
                            50,000(2)     7.1        $25.13     11/29/05          --     $790,049    $2,002,139
David S. Lawi...........     5,926(1)     0.8        $11.25     02/27/96    $ 94,816     $102,890    $  110,964
                            40,000(3)     5.7        $32.00     12/10/97          --     $174,947    $  364,826
                            25,000(2)     3.6        $25.13     11/29/05          --     $395,024    $1,001,069
Jesse R. Marion.........    25,000(2)     3.6        $29.13     11/29/05          --     $295,024    $  901,069

- --------
(1) The expiration dates of the options listed were extended one year.

(2) These options were granted under the Company's 1993 Incentive Stock Option Plan, as amended, and are exercisable starting 12 months after the grant date of November 29, 1995, with 33% of the options granted becoming exercisable at that time and with an additional 33% of the options becoming exercisable on each successive anniversary date, with full vesting occurring on the third anniversary date. The options were granted for a term of 10 years, subject to certain events related to termination of employment.

(3) These common stock purchase warrants were granted under the terms of the Company's 1995 Warrant Reload Plan upon the exercise of 40,000 previously granted warrants subject to the Warrant Reload Plan. The common stock purchase warrants were fully exercisable on the date of grant, and will expire on the expiration date of the exercised warrants, subject to certain events related to termination of employment.

(4) The values shown are based on the indicated assumed annual rates of appreciation compounded annually. The actual value an executive may realize will depend on the extent to which the stock price exceeds the exercise price of the options or warrants on the date the option or warrant is exercised. Accordingly, the value, if any, realized by an executive will not necessarily equal any of the amounts set forth in the table above. These calculations are not intended to forecast possible future appreciation, if any, of the price of the Company's Common Stock.

  The following table sets forth certain information with respect to the exercise of options during the year ended December 31, 1995, and unexercised options held at December 31, 1995, and the value thereof, by each of the named executive officers.

                    AGGREGATED OPTION/SAR EXERCISES IN 1995
                        AND 12/31/95 OPTION/SAR VALUES

                                                   NUMBER OF SECURITIES    VALUE OF UNEXERCISED IN-
                                                  UNDERLYING UNEXERCISED              THE
                                                       OPTIONS/SARS          MONEY OPTIONS/SARS AT
                           SHARES                     AT 12/31/95(#)              12/31/95($)
                         ACQUIRED ON    VALUE    ------------------------- -------------------------
          NAME           EXERCISE(#) REALIZED($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ----------- ----------- ----------- ------------- ----------- -------------
Paul A. Frame...........       --            --    367,118      50,000     $7,481,438    $512,500
Horace A. Calvert.......       --            --    378,025      50,000     $7,755,071    $512,500
Herbert M. Pearlman.....   58,707    $1,189,423    245,291      50,000     $3,770,240    $512,500
David S. Lawi...........   50,305    $  990,672    202,863      25,000     $3,287,621    $256,250
Jesse R. Marion.........    7,083    $  111,869     20,994      41,667     $  318,665    $419,583

EMPLOYMENT ARRANGEMENTS

 Agreements with Messrs. Frame, Calvert, Pearlman and Lawi

  Effective as of January 1, 1991, the Company entered into employment agreements with each of Messrs. Frame, Calvert, Pearlman and Lawi for service in their respective capacities set forth in the listing of directors and executive officers. During 1992, Mr. Pearlman passed the Chief Executive Officer title and duties to Mr. Frame, and Mr. Calvert added the additional title and duties of Chief Operating Officer to those he already held. The employment agreements were not revised for these changes. Each agreement is for a term of five years, renewable each year for an additional year unless either party to the agreement gives notice to the contrary. In accordance with these agreements, Messrs. Frame, Calvert, Pearlman and Lawi receive an annual base salary of $139,870, $139,870, $121,182, and $58,823, respectively.
Additionally, each of Messrs. Frame and Calvert receive a 1% commission on the first $12,000,000 in revenues for the year and 1/2% commission on revenues in excess thereof, plus an additional 1/2% commission on revenues over $12,000,000 if at least 40% of the Company's revenues are resale revenues, plus a bonus of 4% of the Company's pre-tax profits (as defined therein). Each of Messrs. Pearlman and Lawi receive an annual bonus of 5% and 2 1/2%, respectively, of the Company's pre-tax profits (as defined).

  Each of the agreements with Messrs. Frame and Calvert provide that if at any time during the term of such agreement, (i) the employment agreements of Messrs. Pearlman or Lawi are terminated by the Company prior to the stated term thereof, or (ii) Messrs. Pearlman and Lawi resign from the Company's Board of Directors prior to the expiration of the term of their employment agreements, or (iii) the majority of the members of the Company's Board of Directors is no longer nominated and supported by a majority of Messrs. Frame, Calvert, Pearlman and Lawi (each a "Change in Control"), the employee shall have the right to terminate the agreement immediately and receive from the Company all compensation required to be paid during the unexpired term thereof as well as the severance payment described below without any obligation to perform consulting services as described below. The Company believes that the Change in Control provisions in these agreements may tend to discourage attempts to acquire a controlling interest in the Company and may also tend to make the removal of management more difficult.

  Each agreement provides that if it is not renewed, the Company will pay the employee for two additional years' compensation including his then current base salary plus the average of all commissions and bonuses paid to the employee for the then prior three years. The severance payments are contingent upon the employee remaining available to perform consulting services for the benefit of the Company.

  Each agreement provides for certain noncompetition and nondisclosure covenants of the employee and for certain Company-paid fringe benefits such as an automobile allowance, disability insurance and inclusion in pension, deferred compensation, profit sharing, stock purchase, savings, hospitalization and other benefit plans in effect from time to time.

 Bonuses Based On Stock Performance

  On July 21, 1992, when the stock price was $5.375, the Compensation and Stock Option Committee and the entire Board of Directors approved payment of a one-time $2,500,000 special shareholder value bonus to be divided among Messrs. Frame and Calvert and three other key employees upon the event of the market price of the Company's stock maintaining or exceeding $20.00 per share for at least 90 consecutive days (the "Target Date") at any time before July 21, 1997. The Target Date was achieved in June 1994. The bonus vests equally over the 12 quarters following the Target Date, contingent upon continued full-time employment, except in the event of termination without cause, death or disability in which case the balance of the bonus will be due and payable immediately.

  On January 27, 1995, the Company's Board of Directors approved a shareholder value incentive bonus under which a cash bonus aggregating $4,000,000 would be paid to all salaried employees if the market price of the Company's stock reaches $60 per share on or before April 30, 1998, and maintains that price for at least 90 consecutive days. This bonus would be shared by all salaried employees on a basis proportionate to their respective compensation ranking in the Company, and it would vest and be paid out in escalating quarterly installments over a three-year period, subject to continued employment with the Company. This shareholder value incentive bonus was approved by Company Shareholders at the 1995 annual meeting. As of May 28, 1996, the market price of the Company's common stock was $26.625 per share.

DIRECTORS COMPENSATION

  Outside directors receive an annual fee of $20,000 for serving on the board and are reimbursed for out of pocket expenses for meeting attendance. Directors who are also employees receive no separate compensation for their services as directors.

  Non-employee directors also participate in the Non-Employee Directors' Stock Option Plan (the "Plan"), which was approved by Company Shareholders at the 1994 annual meeting. Under the terms of the Plan, each non-employee director receives on the date of each annual meeting during the term of the Plan an option to purchase 1,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. In addition, each non-employee director who is elected or appointed to the Board of Directors for the first time is granted on the date of such election or appointment an option to purchase 5,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. Options granted under the Plan become exercisable one year after the date of grant. All options expire at the earlier of five years after the date of grant, twelve months after the optionee ceases to serve as a director due to death, disability, or retirement at or after age 65, or sixty days after the optionee otherwise ceases to serve as a director of the Company. If a director ceases to serve as such for any reason other than death, disability, or retirement at or after age 65, the option may be exercised only if it was exercisable at the date of such cessation of service. During 1995, William Lerner and John E. Stieglitz were granted 1,000 options each, at an exercise price of $30.00, and William L. Lurie was granted 5,000 options at an exercise price of $25.00.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Company's Compensation and Stock Option Committee is composed of William Lerner and John E. Stieglitz. In 1995, John Stieglitz invested as a general partner in a partnership for which the Company's subsidiary DDD Energy, Inc. acts as managing partner. See Item 13, Certain Relationships and Related Transactions.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Company, which consists of two outside directors, met with the entire Board of Directors in November 1995 to review the Company's compensation policies and practices. Such a review is intended to be conducted annually.

COMPENSATION PHILOSOPHY

  The Compensation Committee, with the support of the entire Board of Directors, has established performance-based criteria for the compensation of CEO Paul A. Frame and for the other senior officers of the Company.

  The compensation philosophy is to pay a low base salary and to provide attractive incentives to earn additional income based on operating results, plus the granting of stock options and warrants to reflect the importance that the Company places on shareholder value. This compensation philosophy also extends to all other officers and executives of the Company.

PERFORMANCE-BASED CASH COMPENSATION

  As detailed under the Employment Arrangements section, Mr. Frame receives a base salary, plus a commission based on revenue and a cash bonus based on pre-tax profits. Similarly, the other senior officers each receive a base salary plus commissions and/or bonuses based on operating results. Because of the performance-based cash compensation and other competitive factors, the Board of Directors resolved to enter in 1991 into a five year employment contract with CEO Paul A. Frame, as well as with Chairman Herbert M. Pearlman, COO Horace A. Calvert and Executive Committee Chairman David S. Lawi.

  For the year ended December 31, 1995, Mr. Frame's total cash compensation decreased 9% as compared to the total cash compensation he received for the year ended December 31, 1994, excluding a bonus based on the Company's stock performance, deferred compensation, Company matching 401(k) income and other fringe benefits. This decrease in CEO compensation reflects the fact that the Company had lower pretax profits in 1995 resulting from the discontinued gas marketing operations; correspondingly, Mr. Frame's cash bonus decreased. Mr. Frame earned increased commissions in 1995 versus 1994 due to the Company having record revenues in 1995. Similarly, the total cash compensation for Chairman Pearlman and Executive Committee Chairman Lawi decreased because of decreased cash bonuses related to lower pre-tax profits, and the total cash compensation for COO Calvert decreased because of decreased cash bonuses related to lower pre-tax profits offset by increased commissions on increased revenue.

BONUSES BASED ON STOCK PERFORMANCE

  On January 27, 1995, the Compensation Committee recommended and the Board of Directors approved a shareholder value incentive bonus under which a cash bonus aggregating $4,000,000 would be paid to all salaried employees if the market price of the Company's stock reaches $60.00 per share on or before April 30, 1998, and maintains that price for at least 90 consecutive days. This bonus would be shared by all salaried employees on a basis proportionate to their respective compensation ranking in the Company, and it would vest and be paid out in escalating quarterly installments over a three-year period, subject to continued employment with the Company. As of May 28, 1996, the market price of the Company's Common Stock was $26.625 per share.

  In 1992, when the Company's stock price was $5.375 per share, the Board of Directors adopted a similar plan that provided for a one-time bonus of $2,500,000 to be divided among Messrs. Frame and Calvert and three other key employees if the Company's stock price reached $20 per share and maintained that price for at least 90 consecutive days. The conditions of this bonus were satisfied in June 1994, and the bonus is now being paid in 12 equal quarterly payments contingent on the continued employment of the recipients. For the year ended December 31, 1995, Messrs. Frame and Calvert each received $316,667 under this bonus plan.

STOCK OPTION AND COMMON STOCK PURCHASE WARRANTS PLANS

  During 1995, the Company had only one stock option plan, the Seitel, Inc. 1993 Incentive Stock Option Plan (the "Option Plan"), under which options were available for granting to officers and employees of the Company. Pursuant to amendments to the Option Plan adopted by the Board of Directors effective November 29, 1995, options granted under the Option Plan can be either incentive stock options pursuant to Section 422 of the Internal Revenue Code or non-qualified stock options. Options granted under the Option Plan have a maximum term of 10 years, subject to certain events related to termination of employment. Mr. Frame, as well as the other named executive officers, has been granted stock options under previous non-qualified and incentive stock option plans. Mr. Frame and other executive officers of the Company were granted options under the Option Plan on November 29, 1995.

  The Company also has issued common stock purchase warrants to Mr. Frame, as well as to the other named executive officers and most other employees. These warrants are designed to serve as incentives to all employees as to the importance of their productivity related to the Company's financial performance and shareholder value.

  The Company's stock option plans and common stock purchase warrants are designed to provide incentives based upon the Company's financial performance and shareholder returns over time.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

  Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the Chief Executive Officer and four other most highly compensated executive officers of a company, as reported in that company's proxy statement. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. The Company believes it has structured its executive compensation in a manner that complies with the statue.

                                          Respectfully submitted,

                                          John E. Stieglitz, Chairman
                                          William Lerner

                               PERFORMANCE GRAPH

  The following graph sets forth the cumulative total stockholder return for the Company's Common Stock as compared to the Russell 2000 index, which covers a broad cross-section of public companies including many which have relatively small stock market capitalization; the Current Peer Group index; and the Previous Peer Group index, both of which Peer Groups represent publicly traded oil-service companies.

  The companies that comprise Seitel, Inc.'s Current Peer Group are as follows: Baker-Hughes Inc.; Daniel Industries, Inc.; Dresser Industries, Inc.; Enterra Corp. (until October 1995 when it ceased to be publicly traded); Global Marine Inc.; Halliburton Co., Helmerich & Payne, Inc.; Kaneb Services, Inc.; McDermott International, Inc.; Parker Drilling Co.; Reading & Bates Corp.; Rowan Companies, Inc.; Smith International, Inc.; Schlumberger Ltd.; Tidewater Inc.; Varco International, Inc.; Western Atlas Inc. (which began to be publicly traded in March 1994); and Western Co. of North America (until April 1995 when it ceased to be publicly traded). The companies that comprise Seitel, Inc.'s Previous Peer Group are the same as the Current Peer Group with the exception of Western Atlas Inc. which was added to the Current Peer Group to replace Western Co. of North America.

                          COMPARATIVE TOTAL RETURNS*

                  SEITEL, INC., RUSSELL 2000, AND PEER GROUPS
                (Performance results through December 31, 1995)

                               1990         1991          1992        1993         1994         1995
SEI                           $100.00      $101.18      $114.02      $139.36      $217.91      $358.54
Russell 2000                  $100.00      $146.05      $172.94      $205.64      $201.90      $259.31
Current Peer Group**          $100.00       $90.48       $89.70       $99.16       $91.18      $130.12
Previous Peer Group**         $100.00       $90.48       $89.70       $99.16       $91.18      $130.66

Assumes $100 invested at the close of trading on the last trading day preceding the first day of the fifth preceding fiscal year in SEI common stock, Russell 2000 Index, Current Peer Group, and Previous Peer Group.

*   Cumulative total return assumes reinvestment of dividends.
** The same symbol is used for both Current and Previous Peer Groups since the numerical differences between the total returns for the two groups are too small to appear in the performance graph.

             CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

  On July 21, 1992, the Company granted ten year loans at an interest rate of 4% to most of its employees for purchases of the Company's common stock at the then market price of $5.375 per share. The Company recorded compensation expense of $56,000 related to these loans in 1995. Payments of 5% of the original principal balance plus accrued interest are due annually on August 1, with a balloon payment of the remaining principal and accrued interest due August 1, 2002. The stock certificates are held by the Company as collateral until payment is received. Loans in excess of $60,000 were made to Messrs. Frame and Calvert and Ms. Valice, amounting to $537,500, $537,500 and $134,375, respectively. The largest aggregate amounts of principal and interest outstanding on such loans during 1995 were approximately $502,000, $502,000 and $126,000, respectively. As of May 28, 1996, the aggregate amounts of principal and interest outstanding on such loans were approximately $471,000, $471,000 and $118,000, respectively.

  The Company's wholly-owned subsidiary DDD Energy, Inc. ("DDD Energy"), which acquires and develops non-operating interests in mineral properties, acts as managing partner of a general partnership (the "1995 Partnership"). The 1995 Partnership was formed to permit officers, directors and employees of the Company and its subsidiaries, and members of their immediate families, who are accredited investors to invest in mineral interests as general partners ("Contributing General Partners") in the 1995 Partnership. The 1995 Partnership is a blind pool which invested partnership funds throughout the year in mineral interests. Pursuant to the partnership agreement governing the 1995 Partnership, DDD Energy agreed to use its reasonable efforts to allow the 1995 Partnership to invest, along with DDD Energy, in all non-operating mineral interests in which DDD Energy invested during 1995, and the 1995 Partnership was obligated to invest in all interests in which DDD Energy invested (to the extent allowed by the sellers of such interests) until funds of the 1995 Partnership allocated to acquisitions were exhausted. Pursuant to the partnership agreement, the amount of the investment of the 1995 Partnership equals five percent of the total investment in each such mineral interest made by the 1995 Partnership and DDD Energy. DDD Energy determines the amount that it desires to invest in a particular mineral interest, and then adds the amount to be invested by the 1995 Partnership to determine the total level of investment by DDD Energy and the 1995 Partnership. Therefore, DDD Energy does not forego any opportunity to invest in transactions by allowing the 1995 Partnership to invest with DDD Energy. All sums required for the 1995 Partnership to acquire such interests and pay costs related to such interests thereafter are provided by the Contributing General Partners, and no funds for the 1995 Partnership's investments are provided by DDD Energy or the Company. During 1995, the Contributing General Partners contributed an aggregate of $866,500 to the 1995 Partnership. Paul A. Frame, Horace A. Calvert, Herbert M. Pearlman, David S. Lawi, Debra D. Valice, Jesse R. Marion, John E. Stieglitz, Julia L. Pearlman (child of Herbert Pearlman), Lee R. Pearlman (child of Herbert Pearlman), Lawrence Marolda (child of Herbert Pearlman), Nicole E. Lawi (child of David Lawi) and Neil A. Lawi (child of David Lawi) have 11.5%, 11.5%, 13.9%, 9.2%, 8.7%, 5.8%, 3.5%, 1.2%, 1.2%,
1.2%, 1.2% and 1.2% general partnership interests, respectively, in the 1995 Partnership.

  DDD Energy acts as managing partner of a similar partnership relating to the non-operating mineral interests in which it will invest in 1996 (the "1996 Partnership"). The amount of the investment of the 1996 Partnership will equal three percent of the total investment in each such mineral interest made by the 1996 Partnership and DDD Energy. Officers, directors and employees of the Company and its subsidiaries, and members of their immediate families, have contributed $702,000 to the 1996 Partnership. Paul A. Frame, Horace A. Calvert, Herbert M. Pearlman, David S. Lawi, Debra D. Valice, William L. Lurie, Sheryl Pearlman (wife of Herbert Pearlman), Julia L. Pearlman, Lee R. Pearlman, Lawrence Marolda, Nicole E. Lawi and Neil A. Lawi have 14.3%, 14.3%, 13.5%, 11.4%, 10.7%, 7.1%, 3.6%, 1.4%, 1.4%, 1.4%, 1.4% and 1.4% general partnership interests, respectively, in the 1996 Partnership.

   PROPOSAL TO APPROVE CERTAIN AMENDMENTS TO THE SEITEL, INC. 1993 INCENTIVE
                               STOCK OPTION PLAN

  The Company in the past has used stock options for attracting, retaining and motivating key employees and directors by providing them incentives to enhance the growth and profitability of the Company. The Company believes that stock options can be used to provide incentives to persons with experience and ability so that they will remain in the employ of the Company or its subsidiaries, and can be used to attract new employees whose services are considered valuable to the Company or its subsidiaries, by encouraging a proprietary interest by such persons in the development and financial success of the Company.

  On May 10, 1993, the Board of Directors adopted the Seitel, Inc. 1993 Incentive Stock Option Plan (the "Option Plan"), and on July 28, 1993, the stockholders of the Company approved the Option Plan. As initially adopted, the Option Plan provided for the issuance of incentive stock options to purchase up to 295,000 shares of Common Stock. On May 25, 1995, with less than 43,000 shares remaining available for options to be granted under the Option Plan, the Board of Directors approved an amendment to the Option Plan increasing the number of shares available for options to be granted under the Option Plan by 405,000 shares, to a total of 700,000 shares. At the same time, the Board of Directors extended the date by which options can be granted for the remaining shares available for issuance under the Option Plan to May 12, 2005, and made certain other technical amendments to the Option Plan. The stockholders of the Company approved these amendments to the Option Plan on July 18, 1995.

  Effective November 29, 1995, the Board of Directors approved certain additional technical amendments to the Option Plan (the "November Amendments") that allow the Company to grant non-qualified stock options under the Option Plan. In order that transactions under the Option Plan by Company officers and directors continue to be exempt from the short-swing profit liability provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, under Rule 16b-3, stockholders are being asked to approve these amendments, which are set forth on Exhibit A hereto.

  On November 29, 1995, the Company granted a total of 330,000 options under the Option Plan to certain officers, directors and key employees of the Company. As a result, only 117,834 shares remained available for options to be granted under the Option Plan as of April 1996. On April 22, 1996, the Board of Directors approved the recommendation of the Company's Compensation Committee to grant a total of 141,500 options under the Option Plan to certain officers, directors and key employees of the Company. However, since only 117,834 shares remained available for granting options under the Option Plan, the Board of Directors also approved an amendment to the Option Plan (the "April Amendment") to increase the number of shares of Common Stock available for issuance pursuant to options granted under the Option Plan by 450,000 shares. These additional shares available for granting options under the Option Plan take into account not only the immediate need for additional shares under the Option Plan but also anticipated continued growth of the Company. This amendment, if approved by the stockholders, will increase the total number of shares that could be purchased under the Option Plan to 1,150,000, of which 426,334 would currently be available for the granting of new options under the Option Plan after taking into account the options granted on April 22, 1996. If the amendment to the Option Plan is not approved by stockholders, 23,666 of the options granted under the Option Plan on April 22, 1996 will be treated as non-qualified options not granted under the Option Plan, and no additional options will be available to be granted under the Option Plan. The April Amendment to the Option Plan is set forth on Exhibit B hereto.

  At May 28, 1996, without taking into account the April Amendment to the Option Plan, a total of 700,000 shares of Common Stock were issuable or have been issued pursuant to options granted under the Option Plan, and no shares were available for additional options to be granted under the Option Plan. The April Amendment will authorize the issuance of an additional 450,000 shares of Common Stock pursuant to options to be granted and exercised under the Option Plan, of which 23,666 have already been granted. The current market value of the additional 450,000 shares of Common Stock, based on the closing price of the Common Stock as reported by the New York Stock Exchange on May 28, 1996, is $11,981,250.

  SUMMARY OF THE OPTION PLAN. Under the prior terms of the Option Plan, the Company could grant options to purchase up to an aggregate of 700,000 shares of Common Stock. Pursuant to the April Amendment to the Option Plan, this number has been increased by 450,000 shares of Common Stock, to a total of 1,150,000 shares. Prior to the November Amendments to the Option Plan, all options under the Option Plan were intended to be incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Pursuant to the November Amendments, options granted under the Option plan can be either incentive stock options or non-qualified stock options, as designated at the time of grant of the options. If options granted under the Plan are not designated as incentive stock options or non-qualified stock options, they will be deemed to be incentive stock options to the extent they comply with the requirements of the Code applicable for incentive stock option treatment and as non-qualified options to the extent that they do not satisfy such requirements.

  The Compensation Committee or such other committee as may be appointed by the Board (the "Committee") is empowered to administer the Option Plan. The Option Plan is currently administered by the Compensation Committee. Under the terms of the Option Plan, the Committee shall consist of at least two persons, and all members shall be "disinterested persons" within the meaning of Rule 16b-3 (or any successor rule or regulation) promulgated under the Securities Exchange Act of 1934.

  Any employee of the Company or a subsidiary is eligible to receive grants of options under the Option Plan. The Company currently has six persons serving as directors who are also employees of the Company, and as of May 28, 1996, had a total of 200 employees. Any employee-director is eligible to receive plan awards, unless such person serves on the Committee. Actual participation in the Option Plan will be determined in the sole discretion of the Committee.

  The exercise price for incentive stock options under the Option Plan shall be not less than 100% of the fair market value per share on the date of grant of such option. In the event that an incentive stock option is granted under the Option Plan to any person who, at the time such incentive stock option is granted, owns more than 10% of the total combined voting power of classes of shares of the Company or of any subsidiary of the Company (a "10% Stockholder"), then the exercise price of the incentive stock options shall be not less than 110% of the fair market value of the shares on the date such option is granted. Fair market value as used in the Option Plan means the closing sales price of Common Stock per share as reported in the Wall Street Journal as of the date of the grant. Pursuant to the terms of the November Amendments, there are no restrictions under the Option Plan applicable to the exercise price of non-qualified stock options. Payment for the shares acquired upon exercise of an option under the Option Plan shall be made in cash or other property deemed acceptable by the Committee.

  Any option granted under the Option Plan is exercisable at such times, under such conditions (including, without limitation, performance criteria with respect to the Company and/or the optionee), in such amounts and during such period or periods as the Committee determines on the date of the grant of such option. Such options, however, shall not be exercisable after the expiration of ten years from the date such option is granted. In the case of an incentive stock option granted to a 10% stockholder, such incentive stock options shall not be exercisable after the expiration of five years from the date such incentive stock options are granted.

  The aggregate fair market value (determined as of the time an incentive stock option is granted) of the stock with respect to which incentive stock options are exercisable for the first time by any Participant during any calendar year, under the Option Plan and all of the Company's other plans, may not exceed $100,000. In addition, the Company may not grant under the Option Plan in any calendar year incentive stock options to purchase in excess of 100,000 shares of Common Stock to any single Participant. Pursuant to the terms of the November Amendments, any options granted in excess of these limits will be non-qualified options.

  The Committee may establish procedures under the Option Plan for an optionee: (1) to pay the exercise price of an option by withholding from the total number of shares to be acquired upon exercise of an option that number of shares having a fair market value equal to the exercise price; (2) to have withheld from the total number of shares to be acquired, in the same manner as (1) above, the withholding obligation for federal and state income and other taxes; and (3) to exercise a portion of the option by delivering shares of common stock already owned by such optionee in payment of the exercise price.

  In general, if an optionee ceases to be an employee of the Company or its subsidiaries for reasons other than disability (as defined in Section 22(e)(3) of the Code) or death, he or she will have until the earlier of three months from the date of such termination or the date the option expires to exercise the option, to the extent the optionee was entitled to exercise the option on the date of termination.

  If an optionee is unable to continue to perform services for the Company or any of its subsidiaries as a result of disability, he or she will have until the earlier of twelve months from the date of such disability or the date the option expires to exercise the option, in whole or in part, to the extent the optionee was entitled to exercise the option on such date. In addition, the optionee must have been an employee since the date of grant and must be an employee on the date of disability to take advantage of this provision. These same rules apply to the exercise of options in the event of the death of an optionee.

  An option granted under the Option Plan may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, and is not assignable by operation of law or subject to execution, attachment or similar process.

  Subject to any required action by the stockholders of the Company, the number of shares covered by each outstanding option (as well as the exercise price covered by any outstanding option) shall be proportionately adjusted for any increase or decrease in the number of issued shares resulting from a stock split, payment of a stock dividend with respect to the Common Stock or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company.

  In the event the Company is a party to any merger, consolidation or corporate reorganization, as the result of which the Company is the surviving corporation, the rights and duties of the Participants and the Company will not be affected in any manner. In the event the Company sells all or substantially all of its assets or is a party to a merger, consolidation or corporate reorganization, as a result of which the Company is not the surviving organization, or in the event any other corporation makes a tender or exchange offer for stock of the Company (the surviving corporation, purchaser, or tendering corporation being hereinafter referred to as the "purchaser," and the transaction being hereinafter referred to as the "purchase"), then the Board may, at its election, (i) reach an agreement with the purchaser that the purchaser will assume the obligations of the Company as to all outstanding options under the Option Plan; (ii) reach an agreement with the purchaser that the purchaser will convert each outstanding option under the Option Plan into an option of at least equal value as to stock of the purchaser; or (iii) not later than thirty days prior to the effective date of the purchase, notify all Participants that their options under the Option Plan are accelerated and afford to each Participant a right for ten days after the date of such notice to exercise any then unexercised portion of all options held by him or her, whether or not such options shall then be exercisable under the terms of the Option Plan or his or her option agreement.

  The Option Plan will currently expire on May 12, 2005. The Board may terminate the Option Plan at any time in its sole discretion. No options may be granted under the Option Plan after it is terminated. The termination of the Option Plan, or any amendment thereto, shall not affect any shares previously issued to a Participant or any option previously granted under the Option Plan.

  The Option Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

  PARTICIPATION IN THE OPTION PLAN. The following table sets forth certain information with respect to stock options granted pursuant to the Option Plan during fiscal year 1995 to (i) the named executive officers, (ii) all current executive officers as a group, and (iii) all employees, including all current officers who are not executive officers, as a group. The options shown below are not necessarily indicative of the number of options that may be granted in the future.

                             AMENDED PLAN BENEFITS
                 1993 SEITEL, INC. INCENTIVE STOCK OPTION PLAN

                                                                NUMBER OF SHARES
                                                                OF COMMON STOCK
                                                                   UNDERLYING
       NAME                                                      OPTION GRANTED
       ----                                                     ----------------
       Paul A. Frame
        President and Chief Executive Officer..................      50,000
       Horace A. Calvert
        Executive Vice President and Chief Operating Officer...      50,000
       Herbert M. Pearlman
        Chairman of the Board..................................      50,000
       David Lawi
        Chairman of the Executive Committee....................      25,000
       Jesse R. Marion
        President of Seitel Delaware, Inc......................      25,000
       All Executive Officers as a Group *.....................     200,000
       All Non-Executive Officer Employees as a Group..........      80,000

- --------
* Does not include Jesse R. Marion, who resigned effective May 31, 1996.

  FEDERAL INCOME TAX CONSEQUENCES. The following is a brief description of the federal income tax consequences generally arising with respect to options that may be granted under the Option Plan. This discussion is intended for the information of stockholders considering how to vote at the Annual Meeting and not as tax guidance to Participants.

  INCENTIVE STOCK OPTIONS. Certain options to be granted under the Option Plan are intended to be incentive stock options within the meaning of Section 422 of the Code. A Participant does not recognize taxable income upon the grant of incentive stock options under the Option Plan. In addition, a Participant will not recognize taxable income with respect to the excess of the fair market value of stock received on exercise of an incentive stock option over the exercise price under the Option Plan. The income tax treatment of any gain or loss recognized upon a Participant's disposition of shares received upon exercise of incentive stock options granted under the Option Plan depends on the timing of the disposition. If the Participant holds the shares received upon exercise of such incentive stock options for the longer of two years from the date such incentive stock option was granted or one year from the date of exercise, the difference (if any) between the amount realized from the sale of such shares and the Participant's tax basis (i.e., generally the exercise price) will be taxed as long-term capital gain or loss.

  If a Participant disposes of the shares acquired upon exercise of an incentive stock option before the end of the applicable holding periods described above (i.e., he or she makes a "disqualifying disposition"), such Participant may be deemed to be in receipt of taxable income in the year of the disqualifying disposition, depending on the selling price. If the selling price exceeds the fair market value of the stock on the date of exercise, the excess of the fair market value on the date of exercise over the exercise price is taxable to the Participant as ordinary income, and the excess of the selling price over the fair market value on the date of exercise is taxable to the Participant as capital gain. If the selling price exceeds the exercise price but not the fair market value of the stock on the date of exercise, the excess of the selling price over the exercise price is taxable to the Participant as ordinary income. If the selling price is less than the exercise price, the difference is treated as capital loss.

  The Company is not entitled to a deduction for federal income tax purposes with respect to the grant or exercise of incentive stock options under the Option Plan or the disposition of shares acquired upon exercise of incentive stock options if the applicable holding periods have been met. In the event of a disqualifying disposition, however, the Company is entitled to a federal income tax deduction in an amount equal to the ordinary income recognized by the Participant, to the extent it is reasonable compensation.

  NON-QUALIFIED STOCK OPTIONS. Options to be granted under the Option Plan that are not incentive stock options within the meaning of Section 422 of the Code are non-qualified stock options. A Participant does not realize taxable income upon the grant of non-qualified stock options under the Option Plan. A Participant will recognize taxable ordinary income upon the exercise of non-qualified stock options under the Option Plan equal to the amount that the fair market value of the underlying stock on the date of exercise exceeds the aggregate exercise price. The income tax treatment of any gain or loss realized upon a Participant's disposition of shares received upon exercise of non-qualified stock options granted under the Option Plan depends on the timing of the disposition. If the Participant holds the shares received upon exercise of such non-qualified stock options for at least one year from the date of exercise, the difference (if any) between the amount realized from the sale of such shares and the Participant's tax basis (i.e., generally the exercise price plus the amount of ordinary income recognized by the Participant on exercise of the option) will be taxed as long-term capital gain or loss. If a Participant disposes of the shares acquired upon exercise of a non-qualified stock option within one year from the date of exercise of the option, such Participant will generally recognize short term capital gain or loss.

  The Company is entitled to a deduction for federal income tax purposes with respect to the exercise of non-qualified stock options under the Option Plan, but not the disposition of shares acquired upon exercise of such non-qualified stock options, in an amount equal to the ordinary income recognized by the Participant, to the extent it is reasonable compensation.

  Certain Participants may be subject to alternative minimum tax which in individual cases could reduce or eliminate any tax benefits to them under the Option Plan.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

           PROPOSAL TO APPROVE THE NON-EMPLOYEE DIRECTORS' DEFERRED
                               COMPENSATION PLAN

  On May 22, 1996, the Board of Directors of the Company adopted, subject to shareholder approval, the Non-Employee Directors' Deferred Compensation Plan (the "Directors' Plan"). The Directors' Plan is intended to assist the Company in attracting and retaining highly qualified persons to serve as non-employee Directors by providing such Directors with flexibility to defer the receipt of Directors' fees, including the opportunity to obtain a greater proprietary interest in the Company's success and progress through receipt of fees in the form of options and deferral of fees in the form of deferred shares. Acquisition of such options and deferred shares is intended to more closely align such Directors' interests with the interests of shareholders of the Company. The Directors' Plan will not affect and will be in addition to the Company's other plan for non-employee Directors, the Non-Employee Directors' Stock Option Plan, which provides for automatic annual grants of stock options to non-employee Directors.

  The following summary of the material terms of the Directors' Plan is qualified in its entirety by reference to the full text of the Directors' Plan, attached hereto as Exhibit C.

  GENERAL. The Directors' Plan will permit each non-employee Director to elect to receive annual director fees in the form of stock options and to defer receipt of any director fees in a deferred cash account or as deferred shares. The Plan will become effective at the 1996 Annual Meeting, if approved by shareholders. In such case, any non-employee Director who is elected at that Meeting and who has filed an election to participate in the Plan before that Meeting will be able to participate immediately in the Plan.

  To participate, a non-employee Director must file an election to participate prior to the beginning of a plan year, specifying the amount of director fees to be received in the form of options or deferred in the form of deferred cash or deferred shares. A plan year generally begins at the time of the Director's election at an annual meeting of shareholders and continues through the next annual meeting (a plan year will begin for a Director initially elected other than at any annual meeting at the time of such initial election). If the nominees for election as Directors named in this Proxy Statement are re-elected, three Directors would qualify as non-employee Directors under the Directors' Plan.

  FEES PAID IN THE FORM OF OPTIONS. If and to the extent elected by a non-employee Director, director fees, which are currently $20,000 per year, will be paid in the form of a non-qualified stock option. Such option will have a value, determined under the "Black-Scholes" option valuation model (or such other recognized option valuation model that the Company uses in preparation of the footnotes to its financial statements), equal to the amount of fees the Director has elected to forgo. The option's exercise price per share will be 100% of the fair market value of a share on the date of grant. The option will become exercisable as to 25% of the underlying shares on the last day of each calendar quarter following the grant (i.e., September 30, December 31, March 31, and June 30), except if an option has not become fully exercisable but the Director has served through the end of a plan year the option will become fully exercisable. The option will expire ten years after the date of grant, except that any part of the option not exercisable at the time a Director ceases to serve as such will expire at that time, regardless of the reason for the Director's termination. The exercise price of the option may be paid either in cash or by surrender to the Company of previously acquired shares.

  Thus, under the option valuation formula, the number of shares underlying an option will be determinable only as of the date of grant. For example, assume the Plan is approved by shareholders, and at the close of business on the day of the 1996 Annual Meeting of Shareholders the closing price of Common Stock is $26.625 (which was the actual closing price of Common Stock on the New York Stock Exchange on May 28, 1996). If a non-employee Director had elected to be paid the full amount of the annual director fee in the form of stock options, he would forgo $20,000 and receive instead an option to purchase 1,189 shares at an exercise price of $26.625 calculated under the Black-Scholes option valuation model.

  FEES PAID IN THE FORM OF DEFERRED CASH OR DEFERRED STOCK. A non-employee Director may elect to defer receipt of annual directors fees (other than fees paid in the form of options) by filing an election prior to the beginning of a plan year.

  If such fees are deferred in the form of cash, the Company will credit a cash account established for the Director with the amount of fees deferred, at the date such fees otherwise would be payable to the Director. Interest will be credited to such account for a plan year at the prime interest rate in effect at the date of the preceding annual meeting of shareholders.

  If such fees are deferred in the form of deferred shares, the Company will credit a deferral account established for the Director with a number of deferred shares equal to the number of shares (including fractional shares) having an aggregate fair market value as of the date of such credit equal to the total amount of fees deferred in the form of deferred shares for such plan year. Such deferred shares will initially be unvested and subject to forfeiture, and shall vest and become nonforfeitable as to 25% of such shares on the last day of each calendar quarter following the grant, except if all such deferred shares have not become fully vested but the Director has served through the end of a plan year, such shares will become fully vested and nonforfeitable. Any deferred shares that are unvested at the time a Director ceases to serve as such will be forfeited at that time, regardless of the reason for the Director's termination. Dividend equivalents equal to dividends declared and paid on Common Stock will be credited on deferred shares then credited to a Director's account (including deferred shares granted but not yet vested), which amounts will be deemed to be reinvested in additional deferred shares.

  A Director's deferred cash account and deferred share account generally will be settled, at such times, and in a lump sum or installments, as may have been elected by the Director in his or her deferral election form, by distribution of (i) cash equal to the balance in the deferred cash account and (ii) a number of shares equal to the number of vested whole deferred shares credited to the deferred share account (with cash in lieu of any fractional share). Distributions will be accelerated in certain circumstances, including upon cessation of the participant's service to the Company as a Director, the participant's death, and certain transactions terminating the corporate existence of the Company. Rights relating to deferred cash and vested deferred shares under the Directors' Plan are nonforfeitable.

  OTHER TERMS OF THE DIRECTORS' PLAN. A total of 30,000 shares of Common Stock are reserved and available for issuance under the Directors' Plan. The current market value of such 30,000 shares of Common Stock, based on the closing price of the Common Stock as reported by the New York Stock Exchange on May 28, 1996, is $798,750. Such shares may be authorized and unissued shares, treasury shares, or shares acquired for the account of a participant. If any stock option expires without having been exercised in full, the shares subject to the unexercised portion of the option will again be available for issuance under the Directors' Plan. The aggregate number and kind of shares issuable under the Directors' Plan, the number and kind of shares subject to outstanding options and the exercise price thereof, and the number and kind of shares to be issued in settlement of deferred shares will be appropriately adjusted in the event of a recapitalization, reorganization, merger, consolidation, spin-off, combination, repurchase, exchange of shares or other securities of the Company, stock split or reverse split, stock dividend, other extraordinary dividend, liquidation, dissolution, or other similar corporate transaction or event affecting Common Stock, in order to prevent dilution or enlargement of participants' rights under the Directors' Plan.

  The Directors' Plan will be administered by the Board of Directors, provided that any action by the Board shall be taken only if approved by vote of a majority of the Directors who are not then eligible to participate in the Directors' Plan. The Directors' Plan may be amended, altered, suspended, discontinued or terminated by the Board without further shareholder approval, unless such approval is required by law or regulation or under the rules of the New York Stock Exchange. Thus, shareholder approval will not necessarily be required for amendments which might increase the cost of the Directors' Plan or broaden eligibility. Shareholder approval will not be deemed to be required under laws or regulations that condition favorable treatment of participants on such approval, although the Board may, in its discretion, seek shareholder approval in any circumstance in which it deems such approval advisable.

  If a participant ceases to serve as a Director but is employed by the Company or a subsidiary thereafter, he or she will be deemed to continue to serve for purposes of the Directors' Plan, so that options will not expire and deferral accounts will not be subject to early distribution.

  Unless earlier terminated by the Board, the Directors' Plan will terminate when no shares remain available under the Directors' Plan and the Company and Directors have no further rights and obligations under the Directors' Plan, or upon certain transactions terminating the corporate existence of the Company.

  It is not possible at present to predict the number of options that will be granted or the number of shares that will be issuable in settlement of deferred shares under the Directors' Plan.

  FEDERAL INCOME TAX CONSEQUENCES. The following is a brief description of the federal income tax consequences generally arising with respect to options that may be granted and deferrals of fees in the form of deferred cash or deferred shares under the Directors' Plan. This discussion is intended for the information of shareholders considering how to vote at the Annual Meeting and not as tax guidance to Directors who may participate in the Directors' Plan.

  The grant of an option to a Director in payment of director fees will create no tax consequences for the Director or the Company. Upon exercise of an option, the optionee must generally recognize ordinary income equal to the fair market value of the Common Stock acquired on the date of exercise minus the exercise price, and the Company will be entitled to a deduction equal to the amount recognized as ordinary income by the optionee. A disposition of shares acquired upon the exercise of an option generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant's tax basis in such shares (the tax basis generally will be the exercise price paid plus the amount recognized as ordinary income). Generally, there will be no tax consequences to the Company in connection with a disposition of option shares. Different rules may apply in a case where an option is exercised by a Director less than six months after the date of grant.

  If a Director defers fees in the form of deferred cash or deferred shares, he or she will not recognize ordinary income at the date the fees would otherwise have been paid or as a result of the crediting of deferred cash or deferred shares to his or her account (including interest credited to the cash account or upon the deemed reinvestment of dividend equivalents in the deferred share account). The Director will, however, at the date of settlement of such accounts by payment of cash or issuance of Common Stock to the Director, recognize ordinary income equal to the amount of cash and the fair market value of the Common Stock received at that date.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors has selected Arthur Andersen LLP as independent auditors for the Company for the year ending December 31, 1996, which appointment will be submitted for ratification at the meeting. Arthur Andersen LLP has served as independent auditors to the Company since 1985. The Company has been advised that representatives of Arthur Andersen LLP will attend the Annual Stockholder Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                           PROPOSALS BY STOCKHOLDERS

  Proposals that stockholders wish to include in the Company's proxy statement and form of proxy for presentation at the next Annual Meeting of Stockholders to be held in 1997 must be received by the Company at 50 Briar Hollow Lane, 7th Floor West, Houston, Texas 77027, Attention Debra D. Valice, no later than February 18, 1997.

                                 MISCELLANEOUS

  The Board of Directors knows of no other matters that are to be brought before the meeting. However, if any other matters do come before the meeting, the persons named on the enclosed form of proxy or their substitutes will vote in accordance with their judgment in those matters.

  The cost of solicitation of proxies, including expenses in connection with preparing, assembling and mailing this proxy statement, will be borne by the Company. The solicitation will be made by mail and may also be made by officers or regular employees of the Company personally or by telephone or telegram. The Company may reimburse brokers, custodians and nominees for their expenses in sending proxies and proxy material to beneficial owners.

June 14, 1996
Houston, Texas

                                   EXHIBIT A

                 SEITEL, INC. 1993 INCENTIVE STOCK OPTION PLAN
              STATEMENT OF AMENDMENTS EFFECTIVE NOVEMBER 29, 1995

1. The definition of the term "Options" set forth in Section II is hereby amended to read in its entirety as follows:

        (7) Options shall mean the Incentive Stock Options and the Non-Qualified Stock Options granted from time to time under the Plan. If Options are not designated as Incentive Stock Options or Non-Qualified Stock Options at the time of grant, the number of Options granted which qualify for treatment as Incentive Stock Options under the Code will be Incentive Stock Options, and the remainder of such Options, if any, will be Non-Qualified Stock Options.

2. The following new definitions are hereby added to Section II:

        (10) Incentive Stock Option shall mean a stock option granted under the Plan that is intended to be an incentive stock option within the meaning of Section 422 of the Code.

        (11) Non-Qualified Stock Option shall mean a stock option granted under the Plan that is not an incentive stock option within the meaning of Section 422 of the Code.

3. The subsection of Section VII headed "Option Price" is hereby amended to read in its entirety as follows:

        The purchase price of each Share placed under an Incentive Stock Option shall be determined by the Committee, but shall in no event be less than one hundred percent (100%) of the Fair Market Value of such Share on the date the Incentive Stock Option is granted. However, the purchase price of each Share placed under an Incentive Stock Option to a Participant who owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Subsidiary at the time of the grant shall be at least one hundred and ten percent (110%) of the Fair Market Value of such Share on the date the Option is granted. The purchase price of each Share placed under a Non-Qualified Stock Option shall be determined by the Committee, and may be less than, equal to, or greater than the Fair Market Value of such Share on the date the Non-Qualified Stock Option is granted.

4. The first two sentences of the subsection of Section VII headed "Option Period and Terms" are hereby amended to read in their entirety as follows:

        No option shall be exercisable after the expiration of ten (10) years from the date such Option is granted. However, if the Participant to whom an Incentive Stock Option is granted owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Subsidiary at the time such Incentive Stock Option is granted, such Incentive Stock Option shall not be exercisable after the expiration of five
      (5) years from the date such Incentive Stock option is granted.

5. The subsection of Section VII headed "Maximum Annual Amount Per Employee" is hereby amended to read in its entirety as follows:

        The aggregate fair market value (determined as of the time the Incentive Stock Option is granted) of the stock with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under this and any other plans of the Company or any Subsidiary) shall not exceed $100,000.

                                   EXHIBIT B

                 SEITEL, INC. 1993 INCENTIVE STOCK OPTION PLAN
                STATEMENT OF AMENDMENTS EFFECTIVE APRIL 22, 1996

1. The first sentence of Section V is hereby amended to read as follows:

  Subject to adjustment as provided in Section VIII hereof, a total of One Million One Hundred Fifty Thousand (1,150,000) shares of Common Stock of the Company (the "Shares") shall be subject to the Plan.

                                   EXHIBIT C

                                 SEITEL, INC.
                            NON-EMPLOYEE DIRECTORS'
                          DEFERRED COMPENSATION PLAN

  1. Purpose. The purpose of the Non-Employee Directors' Deferred Compensation Plan (the "Plan") of Seitel, Inc., a Delaware corporation (the "Company"), is to attract and retain highly qualified persons to serve as non-employee Directors of the Company by providing such Directors with greater flexibility in the form and timing of receipt of fees for services on the Board of Directors, and an opportunity to obtain a greater proprietary interest in the Company's success and progress through receipt of fees in the form of options and deferral of fees in the form of Deferred Shares, thereby aligning such Directors' interests more closely with the interests of shareholders of the Company.

  2. Definitions. In addition to terms defined elsewhere in the Plan, the following are defined terms under the Plan:

    (a) "Account" means the account established under Sections 8 and 9 for Participants, which may include, as subaccounts, a Cash Account and Deferred Share Account. Such Accounts, and deferred cash and Deferred Shares credited thereto, are maintained solely as bookkeeping entries by the Company evidencing unfunded obligations of the Company.

    (b) "Agreement" means a written agreement between the Company and a Participant setting forth the terms of an Option.

    (c) "Board" means the Board of Directors of the Company.

    (d) "Deferred Share" means a credit to a Participant's Deferred Share Account under Section 9 which represents the right to receive one Share upon settlement of the Account.

    (e) "Director Fees" means annual director fees payable to a Director in his or her capacity as such for service on the Board.

    (f) "Exchange Act" means the Securities Exchange Act of 1934, as amended. References to any provision of the Exchange Act include rules thereunder and successor provisions and rules thereto.

    (g) "Fair Market Value" of a Share means, as of any given date, the closing sales price of a Share reported in the table entitled "New York Stock Exchange Composite Transactions" contained in The Wall Street Journal (or an equivalent successor table) for such date or, if no such closing sales price was reported for such date, for the most recent trading day prior to such date for which a closing sales price was reported.

    (h) "Option" means the right, granted to a Participant under Section 7 in payment of Director Fees, to purchase a specified number of Shares at the specified exercise price for a specified period of time under the Plan. All Options will be non-qualified stock options.

    (i) "Option Value" means the value of an Option as of a given date determined in accordance with the Black-Scholes option valuation model or such other recognized option valuation model used by the Company in preparing footnotes to the Company's financial statements. For this purpose, the applicable option valuation model shall be based on assumptions consistent with those then used in preparing footnotes to the Company's financial statements in conformity with Statement of Financial Accounting Standards No. 123.

    (j) "Participant" means a person who has been granted an Option in payment of Director Fees which remains outstanding, who has amounts of deferred cash or Deferred Shares credited to his or her Account, or who has elected to be granted Options in payment of Director Fees or to defer payment of Director Fees in the form of deferred cash or Deferred Shares under the Plan.

    (k) "Plan Year" means, with respect to a Participant, the period commencing at the time of election of the Director at an annual meeting of shareholders (or the election of a class of Directors if the Company then has a classified Board of Directors), or the Director's initial appointment to the Board if not at an annual meeting of shareholders, and continuing until the next annual meeting of shareholders.

    (l) "Rule 16b-3" means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

    (m) "Share" means a share of Common Stock, $.01 par value, of the Company and such other securities as may be substituted for such Share or such other securities pursuant to Section 11.

    (n) "Valuation Date" means the last business day of a Plan Year and the last business day preceding a date on which a distribution is made in settlement of a Participant's Account.

  3. Shares Available Under the Plan. The total number of Shares reserved and available for issuance under the Plan is 30,000, subject to adjustment as provided in Section 11. Such Shares may be authorized but unissued Shares, treasury Shares, or Shares acquired in the market for the account of the Participant. For purposes of the Plan, Shares that may be purchased upon exercise of an Option or distributed in settlement of Deferred Shares will not be considered to be available after such Option has been granted or Deferred Share credited, except for purposes of issuance in connection with such Option or Deferred Share; provided, however, that if an Option expires for any reason without having been exercised in full, the Shares subject to the unexercised portion of such Option will again be available for issuance under the Plan.

  4. Administration of the Plan. The Plan will be administered by the Board; provided, however, that any action by the Board relating to the Plan will be taken only if, in addition to any other required vote, such action is approved by the affirmative vote of a majority of the Directors who are not then eligible to participate in the Plan. Subject to the direction of the Board, bookkeeping and other ministerial functions under the Plan shall be performed by the Secretary and the Chief Accounting Officer of the Company.

  5. Eligibility. Each non-employee Director of the Company who is paid Director Fees for service on the Board may participate in the Plan. No person other than those specified in this Section 5 will be eligible to participate in the Plan.

  6. Elections Relating to Participation. Each Director of the Company who is eligible under Section 5 may elect, in accordance with this Section 6, to be paid Director Fees in the form of Options under Section 7 or to defer receipt of Director Fees in the form of deferred cash under Section 8 or in the form of Deferred Shares under Section 9.

    (a) Time of Filing of Elections; Irrevocability. A Director shall elect to participate and the terms of such participation by filing an election with the Secretary of the Company prior to the beginning of a Plan Year (which generally will begin at each annual meeting of the shareholders) or at such earlier time as may be specified by the Secretary in order to ensure compliance with Rule 16b-3. Elections shall be deemed continuing, and therefore applicable to Plan Years after the initial Plan Year, until the election is modified or revoked by the Participant. Elections other than those subject to Section 6(d) shall become irrevocable at the commencement of the Plan Year to which an election relates, unless the Secretary specifies an earlier time at which elections shall become irrevocable in order to ensure compliance with Rule 16b-3. Elections relating to the time of settlement of a Cash Account or Deferred Share Account shall become irrevocable at the time specified in Section 6(d). Elections may be modified or revoked by filing a new election prior to the time the election to be modified or revoked has become irrevocable. The latest election filed with the Secretary shall be deemed to revoke all prior inconsistent elections that remain revocable at the time of filing of the latest election. The Secretary will notify eligible Directors of any date prior to the commencement of a Plan Year by which Directors must make elections or upon which elections will become irrevocable in order to ensure compliance with Rule 16b-3.

    (b) Matters to be Elected. A Director's election must specify the following:

      (i) With respect to Director Fees, the percentage to be paid in the form of Options under Section 7, the percentage to be deferred and credited to the Participant's Cash Account under Section 8, and the percentage to be deferred and credited to the Participant's Deferred Share Account under Section 9. The sum of such percentages must not exceed 100%; if such sum is less than 100%, the balance of Director Fees will be paid in accordance with the Company's regular non-employee Director compensation policies.

      (ii) In the case of a deferral under Section 8 or 9, the period or periods during which settlement of the Participant's Cash Account or Deferred Share Account will be deferred, subject to Section 6(d), and whether distribution will be in a lump sum or in annual installments; provided, however, that not more than ten installments may be elected, and any installment distributions must commence no later than the first business day of the year following the year in which the Participant ceases to serve as a Director. An election as to the period or periods in which such settlement will be deferred may relate to a given Plan Account or Deferred Share Account in respect of such Plan Year and to any additional amounts credited as interest or dividend equivalents in respect of such originally credited amounts and previously credited amounts.

    (c) Form of Election. Elections under the Plan shall be made in writing on such form or forms as may be specified from time to time by the Secretary.

    (d) Modifying the Time of Settlement. A Participant may modify an election as to the time at which a Participant's Cash Account will be settled under Section 8 or Deferred Share Account will be settled under
  Section 9 at any time prior to the earlier of (i) the calendar year in which a lump sum settlement will occur or the first installment will commence or (ii) the time the Participant ceases to serve as a Director of the Company, except that such modification may only extend the date of settlement to a date later than the previously elected settlement date. Such modification shall be made by filing a new election with the Secretary. The foregoing notwithstanding, the Secretary may disapprove or limit elections under this Section 6(d) in order to ensure that the Participant will not be deemed to have constructively received compensation in respect of the Participant's Account prior to settlement.

    (e) Delayed Effectiveness of Elections in Order to Comply with Rule 16b-
  3. Other provisions of this Section 6 notwithstanding, if any payment of Director Fees in the form of Options under Section 7 or deferral of receipt of Director Fees in the form of Deferred Shares under Section 9 would occur
  (i) less than six months after the Participant's election which would result in such payment or deferral became irrevocable, (ii) at a time when the Company's employee benefit plans are being operated in conformity with Rule 16b-3 as in effect on and after May 1, 1991, and (iii) at a time that Rule 16b-3 imposes a requirement that participant-directed transactions occur at least six months after the participant's making of an irrevocable election in order for such transactions to be exempt from Section 16(b) liability, then any Director Fees otherwise payable within six months after such election became irrevocable shall instead accrue and be payable at the date that is six months and one day after such election became irrevocable.

    (f) No Reallocation of Accounts. Amounts credited as cash to a Participant's Cash Account may not be reallocated or switched to the Participant's Deferred Share Account, and amounts credited to the Participant's Deferred Share Account may not be reallocated or switched to the Participant's Cash Account.

    (g) Cessation of Service as a Director. If any Director Fees otherwise subject to an election would be paid to a Participant after he or she has ceased to serve as a Director, such payment shall not be subject to such election, but shall instead be paid in accordance with the Company's regular non-employee Director compensation policies.

  7. Options Granted in Payment of Director Fees. A Participant who has elected to be paid a specified amount of Director Fees in the form of Options shall be granted, at the close of business on the day the Participant's Plan Year commences (usually the day of the Company's annual meeting of shareholders), an

Option to purchase the number of whole Shares determined by dividing the specified amount of Director Fees (as then in effect) that would be payable for the full Plan Year by the Option Value as of that date. The Fair Market Value of any fractional share resulting from the foregoing calculation will be paid in cash to the Participant.

    (a) Exercise Price. The exercise price per Share purchasable under an Option will be equal to 100% of the Fair Market Value of a Share on the date of grant of the Option.

    (b) Option Term. Each Option will expire ten years after the date of grant; provided, however, that any portion of an Option that is not yet exercisable at the date a Participant ceases to serve as a Director will expire at the date such service ceases.

    (c) Exercisability. Each Option will become exercisable as to 25% of the underlying shares on the last day of each calendar quarter following the date of grant; provided, however, that any Option that is not fully exercisable at the close of business on the last day of the Plan Year in which it was granted shall become fully exercisable on such date.

    (d) Method of Exercise. Each Option may be exercised, in whole or in part, at such time as it has become exercisable and prior to its expiration by giving written notice of exercise to the Secretary specifying the Option to be exercised and the number of shares to be purchased, and accompanied by payment in full of the exercise price in cash (including by check) or by surrender of Shares (other than Shares acquired from the Company by exercise of an option less than six months before the date of surrender) having a Fair Market Value at the time of exercise equal to the exercise price, or a combination of a cash payment and surrender of such Shares.

    (e) Changes in Fees. If the amount of Director Fees is increased during a Plan Year, the increase in such fees may not be paid in the form of Options.

  8. Deferral of Director Fees in the Form of Deferred Cash. If a Participant has elected to defer receipt of a specified amount of Director Fees in the form of deferred cash, an amount equal to such specified amount shall be credited to the Participant's Cash Account as of the date such Director Fees otherwise would have been payable to the Participant but for such election to defer. As of the close of business on each Valuation Date, interest shall be credited to such Cash Account in an amount equal to the average daily balance in such Cash Account since the last Valuation Date multiplied by the prime interest rate as published in The Wall Street Journal and effective on the date of the last preceding annual meeting of shareholders of the Company.

  9. Deferral of Director Fees in the Form of Deferred Shares. If a Participant has elected to defer receipt of a specified amount of Director Fees in the form of Deferred Shares, a number of Deferred Shares shall be credited to the Participant's Deferred Share Account, at the close of business on the day the Participant's Plan Year commences, equal to the number of Shares having an aggregate Fair Market Value on such date equal to such specified amount. Such credit of Deferred Shares to the Participant's Deferred Share Account will initially be unvested and subject to forfeiture, and shall vest and become nonforfeitable as to 25% of such number of Deferred Shares on the last day of each calendar quarter following the date of such credit, except if all such shares have not become fully vested but the Director has served through the end of the applicable Plan Year, the full number of such Deferred Shares will become fully vested and nonforfeitable. Any Deferred Shares credited to a Participant's Deferred Share Account that are unvested at the time a Director ceases to serve as such will be forfeited at that time, regardless of the reason for the Director's termination. The amount of Deferred Shares credited to a Participant's Deferred Share Account shall include fractional Shares calculated to at least three decimal places.

    (a) Crediting of Dividend Equivalents--Cash and Non-Share Dividends. If the Company declares and pays a dividend in the form of cash or property other than Shares in respect of Shares, then a number of additional Deferred Shares shall be credited to the Deferred Share Account as of the payment date for such dividend equal to (i) the number of Deferred Shares credited to such Account as of the record date for such dividend, multiplied by (ii) the amount of cash plus the Fair Market Value of any property other than Shares actually paid as a dividend on each Share at such payment date, divided by
  (iii) the Fair Market Value of a Share at such payment date.

    (b) Crediting of Dividend Equivalents--Share Dividends and Splits. If the Company declares and pays a dividend in the form of additional Shares payable in respect of Shares, or there occurs a forward stock split of Shares, then a number of additional Deferred Shares shall be credited to the Participant's Deferred Share Account as of the payment date for such dividend or forward stock split equal to (i) the number of Deferred Shares credited to such Account as of the record date for such dividend or split multiplied by (ii) the number of additional Shares actually paid as a dividend or issued in such split in respect of each Share.

  10. Settlement of Accounts. The Company will settle a Participant's Account by making one or more distributions to the Participant (or his or her designated beneficiary, upon the Participant's death) at the time or times, in a lump sum or installments, as specified in the Participant's election filed in accordance with Section 6; provided, however, that Accounts will be settled at times earlier than those specified in such election in accordance with Sections 10(b), 10(c), and 11.

    (a) Form of Distribution. Distributions in respect of a Participant's Cash Account shall be made only in cash. Distributions in respect of a Participant's Deferred Share Account shall be made only in Shares, together with cash in lieu of any fractional Share remaining at a time that less than one whole Deferred Share is credited to such Deferred Share Account. Shares may be delivered in certificate form to a Participant (or his or her designated beneficiary) or to a nominee for the account of the Participant (or his or her designated beneficiary), or in such other manner as the Secretary may determine.

    (b) Termination of Service as a Director; Death.

      (i) Cessation of Service Other than Due to Death. If a Participant ceases to serve as a Director due to any reason other than death, the Company shall make distributions in respect of the Participant's Account to such Participant in a lump sum or installments, as previously elected by the Participant, except that installment payments shall commence not later than the first business day of the year following the year in which the Participant ceases to serve as a Director.

      (ii) Death. If a Participant ceases to serve as a Director due to death or dies prior to distribution of all amounts from his or her Account, the Company shall make a single lump sum distribution to the beneficiary designated by such Participant in his or her most recent beneficiary designation form filed with the Secretary. If there is no beneficiary designation on file with the Secretary at the time of the Participant's death or no surviving designated beneficiary, such distributions shall be made to the executor or administrator of the Director's estate. Any such distribution shall be made as soon as practicable following notification to the Company of the Participant's death.

    (c) Financial Hardship. Other provisions notwithstanding, at the written request of a Participant or his or her legal representative, the Board, in its sole discretion, upon a finding that continued deferral will result in financial hardship to the Participant, may authorize (i) the distribution of all or a part of a Participant's Account in a single installment or (ii) the acceleration of payment of any multiple installments thereof.

  11. Adjustment Provisions. In the event any recapitalization, reorganization, merger, consolidation, spin-off, combination, repurchase, exchange of Shares or other securities of the Company, stock split or reverse split, extraordinary dividend (whether in the form of cash, Shares, or other property), liquidation, dissolution, or other similar corporate transaction or event affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of a Participant's rights under the Plan, then an adjustment shall be made, in a manner that is proportionate to the change to the Shares and otherwise equitable, in (i) the number and kind of Shares remaining reserved and available for issuance under Section 3, (ii) the number and kind of Shares issuable upon exercise of outstanding Options, and the exercise price per Share thereof (provided that no fractional Shares will be issued upon exercise of any Option), and (iii) the number and kind of Shares to be issued upon settlement of Deferred Shares under Section 9. Upon the effective date of the dissolution or liquidation of the Company, or of a reorganization, merger, or consolidation of the Company with one or more other corporations in which the

Company is not the surviving corporation, or of the transfer of substantially all of the assets or shares of the Company to another corporation, the Plan shall terminate and all distributions shall be completed five business days before the scheduled completion of such corporate event unless provision is made in writing in connection with such corporate event for the continuance of the Plan and for the assumption of Accounts maintained under the Plan immediately prior to the effectiveness of such corporate event.

  12. Changes to the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan without the consent of shareholders or Participants, except that any amendment or alteration will be subject to the approval of the Company's shareholders at or before the next annual meeting of shareholders for which the record date is after the date of such Board action if such shareholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system as then in effect, and the Board may otherwise determine to submit other such amendments or alterations to shareholders for approval; provided, however, that, without the consent of an affected Participant, no such action may materially impair the rights of such Participant with respect to any previously granted Option or any previous payment of fees in the form of deferred cash or Deferred Shares; and, provided further, that any provisions of this Plan relating to the amount, price, and timing of awards under this Plan shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder, if such amendment would not comply with the requirements of Rule 16b-3.

  13. General Provisions.

    (a) Agreements; Account Statements. Options, Deferred Shares, and other rights or obligations under the Plan may be evidenced by Agreements or other documents executed by the Company and the Participant incorporating the terms and conditions set forth in the Plan, together with such other terms and conditions not inconsistent with the Plan, as the Secretary may from time to time approve. The Secretary shall provide each Participant, not less frequently than once per Plan Year, with an account statement reflecting Account balances under the Plan, Account transactions during the period covered by the statement, and such other information as the Secretary may deem relevant.

    (b) Compliance with Laws and Obligations. The Company will not be obligated to issue or deliver Shares in connection with any Option or in settlement of Deferred Shares in a transaction subject to the registration requirements of the Securities Act of 1933, as amended, or any other federal or state securities law, any requirement under any listing agreement between the Company and any stock exchange or automated quotation system, or any other law, regulation, or contractual obligation of the Company, until the Company is satisfied that such laws, regulations, and other obligations of the Company have been complied with in full. Certificates representing Shares issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations, and other obligations of the Company, including any requirement that a legend or legends be placed thereon.

    (c) Limitations on Transferability. Options, Deferred Shares, and any other rights under the Plan will not be transferable by a Participant except by will or the laws of descent and distribution, or to a designated beneficiary in the event of a Participant's death, and Options will be exercisable during the lifetime of the Participant only by such Participant or his or her guardian or legal representative; provided, however, that Options, Deferred Shares, and related rights may be transferred to one or more transferees during the lifetime of the Participant, but only if and to the extent then permissible without loss of the exemption under Rule 16b-3 and consistent with the registration of the offer and sale of Shares related thereto on Form S-8, Form S-3, or such other registration form of the Securities and Exchange Commission as may then be filed and effective with respect to the Plan. The Company may rely upon the beneficiary designation last filed in accordance with this Section 13(c).

    (d) Nonforfeitability. The interest of each Participant in deferred cash or vested Deferred Shares credited to his or her Account at all times will be nonforfeitable.

    (e) Compliance with Rule 16b-3. It is the intent of the Company that this Plan comply in all respects with applicable provisions of Rule 16b-3 in connection with any grant of Options or deferral in the form of

  Deferred Shares. Accordingly, if any provision of this Plan or an Agreement does not comply with the requirements of Rule 16b-3 as then applicable to any such transaction, or would preclude a Director of the Company from being deemed a "disinterested person" under then applicable provisions of Rule 16b-3, such provision will be construed or deemed amended to the extent necessary so that such Participant shall avoid liability under
  Section 16(b) and ensure that the Director's status as a "disinterested person" is unaffected.

    (f) Continued Service as an Employee. If a Participant ceases to serve as a Director and, immediately thereafter, is employed by the Company or any subsidiary, then such Participant will not be deemed to have ceased to serve as a Director or as Chairman or as a member of a Board committee at that time, and his or her continued employment by the Company or any subsidiary will be deemed to be continued service as a Director or Chairman or a member of a Board committee; provided, however, that such former Director will not be deemed to be a non-employee Director for purposes of
  Section 5.

    (g) No Right to Continue as a Director. Nothing contained in the Plan or any Agreement will confer upon any Participant any right to continue to serve as a Director of the Company or to be nominated for re-election as a Director.

    (h) No Shareholder Rights Conferred. Nothing contained in the Plan or any Agreement will confer upon any Participant (or any person claiming rights by or through a Participant) any rights of a shareholder of the Company unless and until Shares are in fact issued to such Participant (or person) or, in the case of an Option, such Option is validly exercised in accordance with Section 7.

    (i) Unfunded Status of Accounts. The Plan is intended to constitute an "unfunded" plan to provide deferred compensation. With respect to any rights to payment of a Participant under his or her Account, nothing contained in the Plan or any Agreement shall give any such Participant any rights that are greater than those of a general creditor of the Company.

    (j) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements for Directors as it may deem desirable.

    (k) Governing Law. The validity, construction, and effect of the Plan and any Agreement will be determined in accordance with the laws of the State of Delaware and applicable federal law.

  14. Shareholder Approval, Effective Date, and Plan Termination. The Plan will be effective as of the opening of business of the Company's 1996 Annual Meeting of Shareholders if, and only if, the shareholders of the Company approve the Plan at such Annual Meeting by the affirmative votes of the holders of a majority of Shares present, or represented, and entitled to vote on the matter at such Annual Meeting. Unless earlier terminated by action of the Board or in accordance with Section 11, the Plan will remain in effect until such time as no Shares remain available for issuance under the Plan and the Company and Participants have no further rights or obligations under the Plan.

  ADOPTED BY THE BOARD OF DIRECTORS EFFECTIVE MAY 22, 1996.

                                 SEITEL, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 JULY 25, 1996

     The undersigned hereby appoints HERBERT M. PEARLMAN and PAUL A. FRAME, and each of them, with full power of substitution, proxies to vote all stock of Seitel, Inc. owned by the undersigned at the Annual Meeting of Stockholders July 25, 1996 and any adjournment of the meeting, on the items of business set forth on the reverse side and on such other business as may properly come before the meeting.

                        (TO BE SIGNED ON REVERSE SIDE)

                                                                     See Reverse
                                                                         Side

[X] PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING MATTERS:

1. To elect nine    FOR   WITHHELD  NOMINEES:  Herbert M. Pearlman
   directors to     [ ]     [ ]                Paul A. Frame
   serve until the                             Horace A. Calvert
   1997 Annual                                 David S. Lawi
   Meeting.                                    Walter M. Craig, Jr.
                                               William Lerner
 To withhold authority to vote for any         William L. Lurie
 nominee(s), print names(s), below.            John E. Stieglitz
                                               Debra D. Valice
- --------------------------------------

                                                    FOR     AGAINST     ABSTAIN
2. Proposal for the approval of certain amendments  [ ]       [ ]         [ ]
   to the Seitel, Inc. 1993 Incentive Stock Option
   Plan;

3. Proposal for the approval of the Seitel, Inc.    [ ]       [ ]         [ ]
   Non-Employee Directors' Compensation Plan;

4. Proposal for the selection of Arthur Andersen    [ ]       [ ]         [ ]
   LLP as the independent certified public
   accountants for the year ending December 31, 1996; and

5. To transact such other business as may properly come before the meeting or any adjournment of the meeting.


Check this box if duplicate Annual Reports to       [ ]
Stockholders are sent to your address and you do not need a personal copy sent to you.

This proxy is solicited on behalf of the Board of Directors. If the undersigned fails to specify how the proxy is to be voted, it will be voted for the election of these Directors and for Proposals 2, 3 and 4.

SIGNATURE(S)                                               DATE
           -----------------------------------------------     ---------------
NOTE: (Please sign your name exactly as it appears on the proxy. When signing as attorney, agent, executor, administrator, trustee, guardian or corporate officer, please give full title as such. Each joint owner should sign the proxy.)